                                                                    Exhibit 99.1

                                                                   [PROXIM LOGO]


FINANCIAL CONTACT                                             EDITORIAL CONTACT
Keith Glover                                                  Amy Martin
Proxim Corporation                                            Proxim Corporation
(408) 731-2700                                                (408) 731-2781
keith@proxim.com                                              amartin@proxim.com


               PROXIM ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS

-     Expected revenue of $34 million to $35 million

- Implements operational improvements to lower break-even point with a focus on returning to profitability

-     Takes steps to increase financial flexibility

-     Quarterly conference call scheduled for July 22, 2003 at 5:00 pm Eastern
      Time

SUNNYVALE, CALIF., JULY 7, 2003 - Proxim Corporation (Nasdaq: PROX), a global leader in wireless networking equipment for Wi-Fi and wide area networks, today announced that it expects total revenue for the second quarter ended June 27, 2003 to be approximately $34 million to $35 million, compared to product revenue of $34 million and total revenue of $40 million in the first quarter of 2003. Total revenue in the first quarter of 2003 included a one-time patent license fee of $6 million.

The net loss attributable to common stockholders computed in accordance with generally accepted accounting principles, or GAAP, for the second quarter of 2003 is expected to be approximately $(0.40) to $(0.42) per share. This includes an estimated second quarter restructuring charge of approximately $35 million including a provision for excess and obsolete inventory for discontinued products of approximately $23 million to be recorded as cost of revenue, and the consolidation of excess facilities including fixed asset write-offs, workforce reductions and contract termination costs of approximately $12 million. Proxim also incurred $1 million of litigation expenses in the second quarter of 2003, related to the patent infringement litigation with Symbol Technologies, Inc. In addition, Proxim expects to record an additional restructuring charge in the third quarter of 2003 in accordance with SFAS No. 146 of up to $20 million related to the net present value of the future operating lease payments for specific facilities scheduled to be closed in that quarter, subject to determination of applicable lease settlements, sublease estimates and other related matters, as well as approximately $1.5 million of litigation expenses expected to be incurred in the third quarter when the patent litigation trial is scheduled. The non-GAAP, or pro forma, net loss per share for the second quarter is expected to be approximately $(0.03) to $(0.04) per share. The expected pro forma net loss per share excludes the restructuring charge, patent litigation expenses, amortization of purchased intangibles and accretion of Series A Preferred Stock obligations. The reconciliation of the anticipated range of the GAAP net loss per share to the anticipated range of pro forma
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net loss per share for the three months ended June 27, 2003, is set forth at the end of this press release. These expected results of operations are estimates, and subject to the release of our final results scheduled to be announced on July 22, 2003.

IMPROVING OPERATIONAL EFFICIENCIES

As previously disclosed, the Company has implemented several actions to improve productivity and operational efficiencies with a goal of returning to profitability. The Company has reduced the quarterly revenue break even level to below $40 million through restructuring actions. These restructuring actions include the consolidation of excess facilities, excess and obsolete inventory write-offs and workforce reductions associated with implementing a more simplified and productive organizational structure.

MANAGING THE CASH POSITION

In order to increase its short term working capital flexibility, Proxim amended and restated its secured financing agreements with Silicon Valley Bank in June 2003. These amendments include the addition of an accounts receivable-based secured credit facility which allows for borrowings of up to $20 million with an unsecured temporary facility which allows for borrowings of up to $8 million. The unsecured temporary facility allows the company to receive advances in excess of current availability under the accounts receivable financing agreement, provided that the total availability under the accounts receivable arrangement does not exceed $20 million. Further details regarding the terms of Silicon Valley Bank agreements are described in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

Proxim expects to report approximately $7.9 million of total cash and marketable securities as of June 27, 2003, of which approximately $2.5 million is restricted. With its restructuring efforts largely completed, the Company continues to focus its efforts on obtaining additional financing to support its growth objectives and strengthen its balance sheet position.

"The progress we are making in our efforts to return to profitability and positive operating cash flow are expected to better position Proxim to seize the significant growth opportunities in the Wi-Fi and wireless networking market place," said Frank Plastina, President and CEO, Proxim.

These preliminary results are based on Proxim's initial analysis of expected operating results and are subject to change as additional channel sales and other financial information becomes available. The Company is scheduled to announce its final results for the second quarter after the market close on July 22, 2003. A more detailed review, including progress on improving operating efficiencies, managing the cash position, accelerating sales and portfolio and technology leadership will be provided at that time. Details regarding the July 22, 2003 conference call are provided below.

CONFERENCE CALL INFORMATION

Proxim will hold a conference call on July 22, 2003 at 5:00 PM Eastern Time, 2:00 PM Pacific Time, to discuss its final second quarter results.
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DIAL-IN INFORMATION

To listen to the conference call via telephone, dial (913) 981-5522 at least five minutes prior to the scheduled start time.

WEBCAST INFORMATION

To listen to the webcast, go to www.proxim.com, and click on the link titled "Proxim Announces Preliminary Second Quarter 2003 Results Call." The minimum requirements to listen include sound capabilities on your personal computer and installation of RealPlayer software available at no cost for Windows 95/98, Windows 3.1, Windows NT, Macintosh, and UNIX systems from Real Audio, www.real.com.

The call will be archived immediately following the conference call and will remain available at http://investor.proxim.com. Additionally, the conference call will be available on a recorded telephone archive by calling toll free
(888) 203-1112 and entering pass code 691348, beginning Tuesday, July 22, 2003 at 8:00 PM, Eastern Time until midnight Eastern Time on Friday, July 25, 2003. For international callers, the recorded telephone archive is available by calling the following toll number: (719) 457-0820 and entering pass code 691348.

ABOUT PROXIM

Proxim Corporation is a global leader in wireless networking equipment for Wi-Fi and wide area networks. The company is providing its enterprise and service provider customers with wireless solutions for public hot spots, voice and data backhaul, enterprise campuses, security and surveillance, broadband wireless access and mobile professionals. This press release and more information about Proxim can be found on the Web at www.proxim.com.

SAFE HARBOR

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning Proxim's preliminary results for the second quarter of 2003, certain anticipated restructuring charges and litigation expenses for the third quarter of 2003, Proxim's ability to improve operating efficiencies and return to profitability and Proxim's ability to seize growth opportunities, and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the risks that: Proxim's financial results for the second quarter of 2003 may be different from preliminary results as a result of additional information from distributors regarding sales of the Company's products in the channel; that results for the second quarter of 2003 may vary depending on the final determination of revenue, cost of revenue, operating expenses, charges and cash balances; that results for the second quarter of 2003 may differ from preliminary results based on the review of Proxim's independent accountants and the audit committee; that actual restructuring charges and litigation expenses for the third quarter of 2003 may vary from those anticipated; that Proxim's efforts to improve operating efficiencies and return
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to profitability will not succeed; that the market for Proxim's products will not grow as anticipated or that Proxim will not be able to take advantage of market opportunities due to competition, product performance, product pricing, product supply or other issues; and other risks and uncertainties associated with Proxim's business. For additional information regarding risks relating to Proxim's business, see Proxim Corporation's Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended March 28, 2003, Current Reports on Form 8-K and other relevant materials filed by Proxim with the SEC.

USE OF PRO FORMA FINANCIAL INFORMATION

To supplement our consolidated financial statements presented on a GAAP basis, Proxim uses non-GAAP, or pro forma, measures of operating results, net income/loss and income/loss per share, which are adjusted to exclude certain costs, expenses, gains and losses that we believe are appropriate to enhance the overall understanding of our financial performance. These adjustments to our GAAP results are made with the intent of providing both management and investors a supplemental understanding of Proxim's underlying operational results and trends. Adjusted pro forma results are among the primary indicators management uses as a basis for planning and forecasting our business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for Proxim's financial results prepared in accordance with generally accepted accounting principles in the United States.

RECONCILIATION OF PRELIMINARY GAAP NET LOSS PER SHARE TO PRELIMINARY NON-GAAP NET LOSS PER SHARE

                                                                 Estimated Range
Estimated GAAP net loss per share                           $(0.40)     $(0.42)

Provision for excess and obsolete inventory                   0.20        0.20

Patent litigation expense                                     0.01        0.01

Amortization of intangible assets                             0.04        0.04

Restructuring charges                                         0.10        0.10

Accretion of Series A Preferred Stock                         0.01        0.01

Income tax benefit                                            0.01        0.01

Preliminary operating results effect                          0.00        0.01
                                                            ------------------
Estimated Non-GAAP net loss per share                       $(0.03)     $(0.04)
                                                            ------------------


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